EXHIBIT 99.1

Chrysler Group LLC Reports April 2013 U.S. Sales Increased 11 Percent; Best

April Sales in Six Years

•	Best April sales since 2007

•	37th-consecutive month of year-over-year sales gains

•	Seven Chrysler Group vehicles set sales records for month of April

•	Dodge Dart compact car records highest monthly sales since 2012 vehicle launch

•	Dodge Durango sales up 65 percent; best April sales since 2005

•	Jeep Grand Cherokee sales up 27 percent; best April sales since 2005

•	Ram Truck brand sales up 49 percent; largest percentage sales gain of any Chrysler Group brand in April

Auburn Hills, Mich., May 1, 2013 – Chrysler Group LLC today reported U.S. sales of 156,698 units, an 11 percent increase compared with sales in April 2012 (141,165 units), and the group’s best April sales since 2007.

The Jeep®, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in April compared with the same month a year ago. The Ram Truck brand’s 49 percent increase was the largest sales gain of any Chrysler Group brand in April. Chrysler Group extended its streak of year-over-year sales gains to 37-consecutive months in April.

“Chrysler Group’s best April sales in six years helped to maintain our sales momentum and drove us to our 37th-consecutive month of year-over-year sales gains,” said Reid Bigland, Head of U.S. Sales. “Our sales last month were solid across the board with seven Chrysler Group vehicles recording their best April sales ever.”

The Dodge Durango’s 65 percent sales increase was the largest sales gain of any Dodge brand vehicle in April and second only to the Ram Cargo Van’s 110 percent sales gain among Chrysler Group vehicles. Jeep brand sales rebounded in April as all Jeep brand models except Jeep Liberty, which is no longer in production, posted sales gains last month. Sales of the flagship Jeep Grand Cherokee were up 27 percent in April compared with the same month a year ago, its best April sales in eight years.

Seven Chrysler Group vehicles set sales records in the month of April. The Jeep Compass compact SUV and the Jeep Wrangler each logged their best April sales ever, as did the Dodge Challenger, Dodge Journey, Fiat 500, and Ram Cargo Van. The all-new Dodge Dart compact car had its best sales month since the vehicle was launched in June last year.

Chrysler Group finished the month with a 66-days supply of inventory (415,019 units). U.S. industry sales figures for April are projected at an estimated 15.4 million units Seasonally Adjusted Annual Rate (SAAR).

April 2013 U.S. Sales Highlights by Brand

Ram Truck Brand

Ram Truck brand sales were up 49 percent, the largest percentage sales gain of any Chrysler Group brand in April. It was the brand’s best April sales since 2007.

Sales of the Ram pickup truck were up 49 percent in April, the pickup truck’s 36th-consecutive month of year-over-year sales gains. The 49 percent sales gain was the pickup truck’s best April sales in six years. Sales of the Light Duty Ram pickup were up 54 percent, driven by the Quad Cab pickups, while Heavy Duty Ram sales were up 30 percent. The Ram Cargo Van set a sales record for the month of April with its 110 percent sales gain.

The Ram 1500 Laramie Longhorn earned a spot on Ward’s 10 Best Interiors for 2013 list in April. WardsAuto editors selected the top passenger compartments after spending February and March evaluating 46 vehicles that are all-new or feature significantly-upgraded interiors. WardsAuto said the Ram 1500 is a spectacular, emotive interior that sets a high standard other automakers will be hard-pressed to emulate.

Dodge Brand

Dodge brand sales were up 18 percent, the brand’s best April sales since 2008 and its 23nd-consecutive month of year-over-year sales gains. Sales of the Dodge Durango full-size SUV were up 65 percent, its best April sales in eight years. Production of the new 2014 Dodge Durango, with its standard state-of-the-art, class-exclusive eight-speed automatic transmission, is scheduled to begin in the third quarter of this year. The Durango’s sales gain was the largest percentage increase of any Dodge brand model in the month.

The Dodge Journey full-size crossover and the Dodge Challenger each set a sales record for the month of April. Sales of the Challenger increased 17 percent, while Journey sales were up 14 percent.

The all-new Dodge Dart continued on its upward sales trend with its month-over-month increase in April, the compact car’s best monthly sales since Dodge dealers began selling the model in June last year.

Two Dodge brand models earned awards this week at the Texas Auto Writers Association’s (TAWA) 2013 Auto Roundup at the Texas Motor Speedway. The Dodge Challenger SRT8 392 took home the award for Performance Coupe of Texas, while the Dodge Journey Crew earned the Activity Vehicle of Texas award. After a day of demanding driving at the racetrack in Fort Worth, journalists voted on their favorites and Chrysler Group secured seven of the possible 19 awards – the most of any participating manufacturer at the event.

Jeep® Brand

Improving Jeep production in April helped Jeep brand sales to rebound with an 2 percent year-over-year sales gain for the month, the brand’s best April sales since 2007. All Jeep models in production recorded sales gains in April compared with the same month a year ago.

The Jeep Compass compact SUV and the Jeep Wrangler each set a sales record for the month of April. Sales of the Compass were up 23 percent, while sales of the Jeep Wrangler, winner of Four Wheeler magazine’s prestigious 2013 Four Wheeler of the Year Award, were up 10 percent in April.

The Jeep Grand Cherokee’s 27 percent increase was its best sales month so far this year and its best April sales in eight years. The Jeep Grand Cherokee SRT earned TAWA’s Performance Utility of Texas award at this week’s Auto Roundup in Texas.

FIAT Brand

The Fiat 500 set a sales record for the month of April with its 1 percent increase. It was the model’s 14th-consecutive month of year-over-year sales gains. The Fiat 500 Abarth, with its 22 percent sales gain, had the largest year-over-year percentage increase of any of the 500 models in April. The Fiat 500 Turbo took home the award for Sub-Compact Car of Texas during this week’s TAWA Auto Roundup at the Texas Motor Speedway.

This summer, the all-new 2013 Fiat 500e electric vehicle will join the 500 model lineup in the state of California. The 500e will be offered to California residents at launch with a $199 a month/$999 due at signing lease for 36 months, same as the current lease offer on a Fiat 500 Pop powered by a gas engine.

Chrysler Brand

The Chrysler Town & Country minivan logged a 4 percent sales increase in April, its best April sales in three years. The Town & Country this year won the Polk Automotive Loyalty Award in the “Minivan” category for a record 12th-consecutive time. Chrysler brand sales were down 13 percent compared with the same month a year ago.

Two Chrysler brand models earned awards this week at TAWA’s Auto Roundup. The Chrysler Town & Country Limited minivan took home the award for Minivan of Texas, while the Chrysler 300C John Varvatos Luxury Edition earned the Best New Interior award.

The Chrysler brand has two special edition models coming to dealerships shortly. Production of the 2013.5 Chrysler 200 S Special Edition began in April. It will begin arriving in dealerships this month. The 2013 Chrysler 300C John Varvatos Limited Edition is expected to arrive in dealerships later this quarter.

Chrysler Group LLC U.S. Sales Summary Thru April 2013

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	3,899	3,849	1%	13,511	12,699	6%
FIAT BRAND	3,899	3,849	1%	13,511	12,699	6%

200	12,492	13,343	-6%	49,377	44,981	10%
300	4,120	7,763	-47%	20,154	27,729	-27%
Town & Country	11,224	10,773	4%	37,989	38,507	-1%
CHRYSLER BRAND	27,836	31,879	-13%	107,520	111,217	-3%

Compass	4,465	3,616	23%	16,468	12,723	29%
Patriot	5,792	5,261	10%	24,789	21,226	17%
Wrangler	13,445	12,184	10%	45,291	41,956	8%
Liberty	721	5,789	-88%	5,693	27,588	-79%
Grand Cherokee	15,003	11,834	27%	48,136	49,337	-2%
JEEP BRAND	39,426	38,684	2%	140,377	152,830	-8%

Caliber	0	1,408	-100%	45	6,646	-99%
Dart	8,099	0	NEW	31,064	0	NEW
Avenger	10,698	11,147	-4%	42,745	32,776	30%
Charger	7,801	7,991	-2%	33,899	30,496	11%
Challenger	4,804	4,102	17%	19,344	14,626	32%
Viper	60	0		64	20
Journey	6,782	5,933	14%	29,774	24,066	24%
Caravan	9,783	11,183	-13%	36,273	45,645	-21%
Nitro	0	227		0	2,892
Durango	5,386	3,257	65%	18,956	14,303	33%
DODGE BRAND	53,413	45,248	18%	212,164	171,470	24%

Dakota	0	39		0	415
Ram P/U	31,409	21,126	49%	109,003	88,590	23%
Cargo Van	715	340	110%	2,475	1,995	24%
RAM BRAND	32,124	21,505	49%	111,478	91,000	23%

TOTAL CHRYSLER GROUP LLC	156,698	141,165	11%	585,050	539,216	9%
TOTAL CAR	51,973	49,603	5%	210,203	169,973	24%
TOTAL TRUCK	104,725	91,562	14%	374,847	369,243	2%